Exhibit 10.2

Share Cancellation and Loan Agreement

SHARE CANCELLATION AND LOAN AGREEMENT

            THIS SHARE CANCELLATION AND LOAN AGREEMENT (“Agreement”), dated as of December 24, 2009, by and between Covenant Group Holdings Inc. ("CGH") and Gary Sidhu ("Sidhu") (each a “Party” and together the “Parties”).

            The Parties acknowledge that the execution and effectiveness of this Agreement is a closing condition of the Share Exchange Agreement by and among CGH and Everest Resources Corp. (ERC”) and the Shareholders of CGH (the “Share Exchange Agreement”).

            Sidhu  represents and warrants that he is the legal and beneficial owner and otherwise owns all right, title and interest without encumbrances or liens to 5 million shares of ERC common stock, par value $.00001 (the “Sidhu Shares”).  In connection with the Share Exchange Agreement, Sidhu hereby agrees to cancel all of the Sidhu Shares in exchange for the payment of $290,000 by CGH to Sidhu.

            Upon the effective date of this Agreement, CGH shall pay Sidhu immediately $100,000 by wire transfer and deliver a note in the principal amount of $190,000 payable to Sidhu  pursuant to the loan agreement set  forth in this Agreement (the “Note”).  For this consideration, Sidhu shall cancel 4.5 million Sidhu Shares by marking cancellation on his share certificate for such amount of shares and delivering such certificate to CGH.  Upon full payment of the principal amount of the Note by CGH to Sidhu, Sidhu shall cancel his remaining 500,000 shares by marking cancellation on such share certificate for such amount and delivering such certificate to CGH.

             Pursuant to this Agreement, Sidhu hereby agrees to loan CGH the principal amount of $190,000 payable on or before the 90th calendar day following the Effective Date of this Agreement and evidenced by the Note attached hereto as Annex 1 to this Agreement.  The Parties agree that Sidhu may keep in Sidhu’s record name 500,000 Sidhu Shares as collateral, but must cancel such Shares as referenced above upon full payment by CGH of the principal amount of the Note pursuant to the terms of this Agreement.

            This Agreement shall be governed under Pennsylvania law without regard to its choice of law rules and may be executed in counterparts.

[signature page follows]

            IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written (the “Effective Date”).

COVENANT GROUP HOLDINGS INC.

By /s/ Kenneth Wong

Kenneth Wong, its President

GARY SIDHU

By /s/ Gary Sidhu

Gary Sidhu